Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RUTH’S CHRIS STEAK HOUSE, INC.

ARTICLE ONE

NAME

The name of the Corporation is Ruth’s Chris Steak House, Inc. (the “Corporation”).

ARTICLE TWO

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOUR

CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 111,150,000 consisting of:

10,000,000 shares of initially undesignated Preferred Stock, par value $.01 per share (“Blank Check Preferred Stock”);

58,000 shares of Series A Senior Cumulative Preferred Stock, par value $0.01 per share (the “Senior Preferred Stock”);

92,000 shares of Series B Junior Cumulative Preferred Stock, par value $0.01 per share (the “Junior Preferred Stock”);

100,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and

1,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”).

Section 2. Blank Check Preferred Stock. The Blank Check Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Blank Check Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Blank Check Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Blank Check Preferred Stock, and to fix the number of shares of any series of Blank Check Preferred Stock. In the event that the number of shares of any series of Blank Check Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Blank Check Preferred Stock subject to the requirements of applicable law.

Section 3. Senior and Junior Preferred Stock. The Senior Preferred Stock shall, with respect to the payment of dividends, redemption rights, and the distribution of assets upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other payment or distribution with respect to the capital stock of the Corporation, rank senior to (i) all shares of Junior Preferred Stock, (ii) all shares of Common Stock and Class B Common Stock and (iii) unless otherwise approved hereunder by the holders of a majority of the outstanding shares of the Senior Preferred Stock, all shares of each other class or series of capital stock of the Corporation hereafter created. The Junior Preferred Stock shall, with respect to the payment of dividends, redemption rights, and the distribution of assets upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, rank senior to (i) all shares of Common Stock and Class B Common Stock and (ii) unless otherwise approved hereunder by the holders of a majority of the outstanding shares of the Junior Preferred Stock, all shares of each other class or series of capital stock of the Corporation hereafter created.

(a) Dividends.

(i) General Obligation. When and as declared by the Corporation’s board of directors and to the extent permitted under the Delaware General Corporation Law and under the Senior Loan Agreement, the Corporation will pay preferential dividends to the holders of the Preferred Stock as provided in this Section 3(a). Except as otherwise provided herein, dividends on each share of the Senior Preferred Stock (a “Senior Share”) will accrue on an annual basis at a rate of 14.0% per annum, and dividends on each share of the Junior Preferred Stock (a “Junior Share”, and together with the Senior Shares, the “Shares”) will accrue on an annual basis at a rate of 8.0% per annum, in each case on the sum of (i) the Liquidation Value thereof and (ii) all accumulated and unpaid dividends thereon from and including the Date of Issuance of such Share, as defined herein, to and including the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends on such Share) of such Share is paid in full. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends payable on the Preferred Stock will be computed on the basis of a 365-day year and the number of days actually elapsed and will be deemed to accrue on a daily basis. The date on which the Corporation initially issues any Shares will be deemed to be its “Date of Issuance” regardless of the number of times transfer of such Shares is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

(ii) Dividend Reference Dates. To the extent that all accrued dividends are not paid on September 17th of each year beginning September 17, 2000 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the l2-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date will be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

(iii) Distribution of Partial Dividend Payments. If at any time the Corporation elects to pay dividends in cash and pays less than the total amount of dividends then accrued with respect to any series of the Preferred Stock, such payment will be distributed first ratably among the holders of the Senior Preferred Stock based upon the aggregate accrued but unpaid dividends on the Senior Shares held by each such holder, and any amounts of such dividends remaining unpaid thereafter shall be accumulated and shall remain accumulated dividends with respect to such Senior Shares until paid to the holder thereof. If the Corporation pays the full amount of all dividends accrued on the Senior Shares, then the Corporation, subject to Section 3(f)(ii) of this Article Four, may elect to pay all or any portion of the amount of dividends then accrued or accumulated with respect to the Junior Shares. If the Corporation so elects and pays less than the total amount of dividends then accrued with respect to the Junior Shares, such payment will be distributed ratably among the holders of the Junior Shares based upon the aggregate accrued but unpaid dividends on the Junior Shares held by each such holder, and any amounts of such dividends remaining thereafter shall be accumulated and shall remain accumulated dividends with respect to such Junior Shares until paid to the holder thereof.

(iv) Payment of Stock Dividends. In the sole discretion of the Corporation, any dividends accruing on Shares of Senior Preferred Stock may be paid, in lieu of cash dividends, by the issuance of additional Shares of Senior Preferred Stock (“Senior PIK Dividends”) (including fractional Shares) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; provided, that if the Corporation pays less than the total amount of dividends then accrued on the Senior Preferred Stock in the form of a Senior PIK Dividend, such payment in Shares shall be made pro rata to the holders of Senior Preferred Stock based upon the aggregate accrued but unpaid dividends on the Shares of Senior Preferred Stock held by each such holder; provided, further. that in the event the Corporation pays a Senior PIK Dividend, the Corporation shall also only pay dividends on the Junior Preferred Stock in the form of Junior PIK Dividends and shall not pay any cash dividends on Junior Preferred Stock. Subject to the proviso in the preceding sentence, in the sole discretion of the Corporation, any dividends accruing on Shares of Junior Preferred Stock may be paid, in lieu of cash dividends, by the issuance of additional Shares of Junior Preferred Stock (“Junior PIK Dividends”) (including fractional Shares) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; provided that if the Corporation pays less than the total amount of dividends then accrued on the Junior Preferred Stock in the form of a Junior PIK Dividend, such payment in Shares shall be made pro rata to the holders of Junior Preferred Stock based upon the aggregate accrued but unpaid dividends, subject to the proviso in the preceding sentence, on the Shares of Junior Preferred Stock held by each such holder.

(b) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Senior Preferred Stock will be entitled to be paid, before any distribution or payment is made upon the Junior Preferred Stock, the Common Stock, the Class B Common Stock or the Corporation’s other equity securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends on all such Senior Preferred Stock outstanding) of all such Senior Preferred Stock outstanding, and the holders of Senior Preferred Stock will not be entitled to any further payment. Upon such liquidation, dissolution or winding up, the holders of the Junior Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any of the Corporation’s other equity securities, other than the Senior Preferred Stock, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends on all such Junior Preferred Stock outstanding) of all such Junior Preferred Stock outstanding, and the holders of Junior Preferred Stock will not be entitled to any further payment. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 10 days prior to the payment date stated therein, to each record holder of Preferred Stock. Except as provided in Section 3(c)(iii) and Section 3(c)(iv) of this Article Four, a merger, reorganization or consolidation of the Corporation into or with any other corporation or corporations, a sale of the Corporation or a sale of all or a majority of the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation with respect to the Senior Preferred Stock within the meaning of this Section 3(b).

(c) Redemptions.

(i) Scheduled Redemptions. On September 17, 2011 (the “Scheduled Redemption Date”), the Corporation will redeem all issued and outstanding Shares of Senior Preferred Stock at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on such Shares).

(ii) Optional Redemptions. The Corporation may at any time redeem all or any portion of the Senior Preferred Stock then outstanding at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on the Senior Preferred Stock outstanding); provided, that all partial optional redemptions of a series of Senior Preferred Stock pursuant to this Section 3(c)(ii) shall be made pro rata among the holders of such series of Senior Preferred Stock on the basis of the number of Shares held by each such holder. Redemptions made pursuant to this Section 3(c)(ii) will not relieve the Corporation of its obligations to redeem outstanding Senior Shares on the Scheduled Redemption Date. Redemptions made pursuant to this Section 3(c)(ii) shall be subject to the provisions of the Senior Loan Agreement (unless such provisions have been expressly waived by the requisite lenders thereunder).

(iii) Special Redemptions.

(A) Change in Control. If a Change in Control has occurred or the Corporation obtains knowledge that a Change in Control is to occur, the Corporation shall give prompt written notice of such Change in Control describing in reasonable detail the definitive terms and date of consummation thereof to each holder of Senior Preferred Stock, but in any event such notice shall not be given later than five days prior to the occurrence of such Change in Control or three days after the Corporation obtains knowledge that a Change in Control is to occur. The holder or holders of a majority of the shares of Senior Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the shares of Senior Preferred Stock owned by such holder or holders at a price per share of Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on such Senior Preferred Stock outstanding) by giving written notice to the Corporation of such election prior to the later of (a) 30 days after receipt of the Corporation’s notice or (b) five days prior to the consummation of the Change in Control, such date being the “Expiration Date”. In the event any holder of Senior Preferred Stock elects to have its Senior Shares redeemed, the Corporation shall give prompt written notice of any such election to all other holders of Senior Preferred Stock within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) 10 days after receipt of such second notice to request redemption (by giving written notice to the Corporation) of all or any portion of the shares of Senior Preferred Stock owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Senior Preferred Stock specified therein on the later of (a) the occurrence of the Change in Control or (b) five days after the Corporation’s receipt of such election(s). If in any case a proposed Change in Control does not occur, all requests for redemption in connection therewith shall be automatically rescinded.

(B) Initial Public Offering. If an IPO is proposed to occur, the Corporation shall give written notice of such IPO describing in reasonable detail the definitive terms and date of consummation thereof to each holder of Senior Preferred Stock not more than 50 days nor less than 10 days prior to the consummation thereof. The holder or holders of a majority of the shares of Senior Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the shares of Senior Preferred Stock owned by such holder or holders at a price per share of Senior Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on such Senior Preferred Stock outstanding) by giving written notice to the Corporation of such election prior to the later of (a) 10 days prior to the consummation of the IPO or (b) 10 days after receipt of notice from the Corporation. In the event any holder of Senior Preferred Stock elects to have its Senior Shares redeemed, the Corporation shall give prompt written notice of such election to all other holders of the shares of Senior Preferred Stock (but in any event within five days prior to the consummation of the IPO), and each such holder shall have until five days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Senior Preferred Stock owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Senior Preferred Stock specified therein upon the consummation of such IPO. If any proposed IPO does not occur, all requests for redemption in connection therewith shall be automatically rescinded.

(C) Default Under Amended and Restated Certificate of Incorporation and Securities Purchase Agreement. In the event the Corporation fails to comply in all material respects with any of its agreements or covenants contained in this Amended and Restated Certificate of Incorporation, as amended, or in the Securities Purchase Agreement and such failure continues uncured for a period of 45 days from the earlier to occur of (a) receipt of written notice from a holder of the Senior Preferred Stock specifying such failure and requesting that it be cured or (b) actual knowledge of any Designated Officer of such failure, then the holder or holders of a majority of the shares of Senior Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the shares of the Senior Preferred Stock owned by such holder or holders at a price per share of Senior Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on all such Senior Preferred Stock outstanding) by giving written notice to the Corporation of such election. In the event any holder of Senior Preferred Stock elects to have its shares redeemed, the Corporation shall give prompt written notice of such election to all other holders of the shares of Senior Preferred Stock, and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Senior Preferred Stock owned by such holder. Within 15 days of receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Senior Preferred Stock specified therein.

(D) Default and Acceleration Under the Senior Loan Agreement. Upon the occurrence of an Event of Default (as defined in the Senior Loan Agreement) under the Senior Loan Agreement occurs and the Agent or the requisite lenders take any acceleration or enforcement action (or any acceleration or enforcement action occurs) then the holder or holders of a majority of the shares of Senior Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the shares of the Senior Preferred Stock owned by such holder or holders at a price per share of Senior Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on all such Senior Preferred Stock outstanding) by giving written notice to the Corporation of such election; provided that such right to require redemption shall expire at such time as such acceleration is rescinded in writing by the appropriate parties set forth in clauses (a) or (b) above, as applicable. In the event any holder of Senior Preferred Stock elects to have its shares redeemed, the Corporation shall give prompt written notice of such election to all other holders of the shares of Senior Preferred Stock, and each such holder shall have until five days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Senior Preferred Stock owned by such holder. Within 15 days of receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Senior Preferred Stock specified therein.

(E) Default on Redemption. If the Corporation shall default in the payment of any portion of the Liquidation Value of the Senior Preferred Stock to be redeemed (plus all accrued and unpaid dividends on such Senior Preferred Stock to be redeemed), then, in addition to any other rights and remedies of the holders of such shares of Senior Preferred Stock which may be available herein or at law or in equity, the shares of Senior Preferred Stock that were to be redeemed shall continue to be outstanding, dividends shall continue to accrue thereon, and the holders thereof shall have all of the rights of a holder of Senior Preferred Stock, until such time as such default shall no longer be continuing.

(F) Senior Loan Agreement. This Section 3(c)(iii) shall be subject to the provisions of the Senior Loan Agreement (unless such provisions have been expressly waived by the requisite lenders) and shall not relieve the Corporation of its obligation to redeem outstanding Shares on the Scheduled Redemption Date.

(iv) Redemption Price. For each Share which is to be redeemed, the Corporation will be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value thereof (plus all accrued and unpaid dividends on such Share). If the Corporation’ s funds which are legally available for redemption of Senior Shares on any Redemption Date are insufficient to redeem the total number of Senior Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Senior Shares ratably among the holders of the Senior Shares to be redeemed based upon the aggregate Liquidation Value of such Senior Shares (plus all accrued and unpaid dividends on such Senior Shares) held by each such holder in accordance with the liquidation preferences set forth in Section 3(b) of this Article Four. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds will immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed in accordance with the liquidation preferences set forth in Section 3(b) of this Article Four.

(v) Notice of Redemption. The Corporation will mail written notice of each redemption of Preferred Stock pursuant to Section 3(c)(i) and Section 3(c)(ii) of this Article Four to each record holder not more than 30 nor less than 10 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation’s option, the Corporation will become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

(vi) Determination of the Number of Each Holder’s Shares to be Redeemed. Except as otherwise provided herein, the number of Shares of any series of Preferred Stock to be redeemed from each holder thereof in redemptions hereunder will be the number of Shares determined by multiplying the total number of Shares of such series to be redeemed times a fraction, the numerator of which will be the total number of Shares of such series then held by such holder and the denominator of which will be the total number of Shares of such series of Preferred Stock then outstanding.

(vii) Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which the Liquidation Value (plus all accrued and unpaid dividends on such Share) of such Share is paid in full. On such date all rights of the holder of such Share will cease, and such Share will not be deemed to be outstanding.

(viii) Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.

(ix) Repurchase of Junior Preferred Stock. The Corporation may repurchase shares of Junior Preferred Stock only after all shares of Senior Preferred Stock hereunder have been redeemed in full (other than repurchases of Junior Preferred Stock from former employees of the Corporation which have been approved by the Board of Directors of the Corporation).

(x) Other Redemptions or Acquisitions. Neither the Corporation nor any Subsidiary will redeem or otherwise acquire any Preferred Stock, except as expressly authorized herein.

(d) Priority of Preferred Stock.

(i) Priority of Senior Preferred Stock. So long as any Senior Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall (a) declare or pay any dividends or make any distributions on, or in respect of, Junior Preferred Stock, Common Stock or Class B Common Stock (other than the payment of Junior PIK Dividends in accordance with Section 3(a)(iv) and Section 3(f)(ii)) of this Article Four or (b) purchase, redeem or otherwise acquire or retire for value any Junior Preferred Stock, Common Stock or Class B Common Stock or any warrants, rights or options to purchase or acquire Junior Preferred Stock or Shares of Common Stock or Class B Common Stock (other than repurchases of Junior Preferred Stock, Common Stock or Class B Common Stock from former employees of the Corporation which have been approved by the Board of Directors of the Corporation).

(ii) Priority of Junior Preferred Stock So long as any Junior Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall (a) declare or pay any dividends or make any distributions on, or in respect of, the Common Stock or Class B Common Stock or (b) purchase, redeem or otherwise acquire or retire for value any Common Stock or any warrants, rights or options to purchase or acquire Shares of Common Stock or Class B Common Stock (other than repurchases of Common Stock or Class B Common Stock from former employees of the Corporation which have been approved by the Board of Directors of the Corporation).

(e) Events of Default. If the Corporation (each of the following is referred to hereinafter as a “Default”): (i) fails to redeem all of the Senior Preferred Stock on the Scheduled Redemption Date in accordance with Section 3(c)(i) of this Article Four; (ii) fails to redeem all of the shares of any holder of the Senior Preferred Stock to be redeemed upon such holder’s election pursuant to Section 3(c)(iii) of this Article Four; or (iii) (x) commences any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, composition, extension or such other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for all or substantially all of its assets (a “Bankruptcy Action”), (y) becomes the debtor named in any Bankruptcy Action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed or undischarged for a period of 90 days or (z) makes a general assignment for the benefit of its creditors; or (iv) fails to comply with Section 3(f)(ii) of this Article Four; or (v) fails to comply in all material respects with any of the terms or covenants contained in the Securities Purchase Agreement and such failure continues uncured for a period 45 days from the earlier to occur of (x) written notice from a holder of Senior Preferred Stock, specifying such failure and requesting that it be cured or (y) any Designated Officer of the Corporation obtaining actual knowledge of such failure, then dividends on each share of Senior Preferred Stock from and after the date of such Default (having given effect to any applicable cure period) will accrue on an annual basis at a rate of 18% per annum for each quarter such Default remains uncured. Such increase in the dividend rate applicable to the Senior Preferred Stock shall continue in effect until such time as the Corporation cures such Default, at which time such dividend rate with respect to dividends accruing from and after the date of such cure shall be reduced to the original dividend rate applicable to the Senior Preferred Stock. In addition, the holders of the Senior Preferred Stock shall be entitled to exercise all rights set forth herein, including, without limitation, the rights set forth in Section 3(c)(iii) of this Article Four.

(f) Voting Rights; Certain Restrictions.

(i) Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights; provided, that each holder of Preferred Stock shall be entitled to notice of all shareholders meetings at the same time and in the same manner as notice is given to the shareholders entitled to vote at such meeting. With respect to any issue required to be voted on and approved by holders of Senior Preferred Stock, the holders of Senior Preferred Stock will vote separately as a single class. With respect to any issue required to be voted on and approved by holders of Junior Preferred Stock, the holders of the Junior Preferred Stock will vote separately as a single class.

(ii) Certain Restrictions. So long as any shares of Senior Preferred Stock are outstanding, the Corporation shall not take any of the following actions without the affirmative vote or written consent of the holders representing a majority of the then outstanding shares of Senior Preferred Stock:

(A) create, authorize or issue any class or series of capital stock of the Corporation hereafter which ranks pari passu with or senior to the Senior Preferred Stock with respect to the payment of dividends, redemption rights, distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or other preferences or rights of the Senior Preferred Stock;

(B) amend, change, alter or otherwise impair or adversely affect the specified rights, preferences, priorities, privileges, powers or other rights of the holders of Senior Preferred Stock under this Amended and Restated Certificate of Incorporation;

(C) redeem or purchase (A) any shares of Junior Securities (other than repurchases of Junior Securities from former employees of the Corporation which have been approved by the Board of Directors of the Corporation) or (B) any other shares of a class or series of capital stock of the Corporation which ranks junior to or pari passu with the Senior Preferred Stock;

(D) declare, pay or set apart for payment any dividend on (A) any shares of Junior Securities (other than the payment of Junior PIK Dividends in accordance with Section 3(a)(iv) of this Article Four) or (B) any other shares of a class or series of capital stock of the Corporation which ranks junior to or pari passu with the Senior Preferred Stock; or

(E) issue, or enter into any agreement providing for the issuance of, any shares of (x) Senior Preferred Stock (other than to pay Senior PIK Dividends to the holders of Senior Preferred Stock in accordance with Section 3(a)(iv) of this Article Four) or (y) Junior Preferred Stock (other than to pay Junior PIK Dividends to the holders of Junior Preferred Stock in accordance with Section 3(a)(iv) of this Article Four) or (B) increase the number of authorized shares of Senior Preferred Stock or Junior Preferred Stock.

(g) Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Preferred Stock. Upon the surrender at such place of any certificate representing Preferred Stock, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

(h) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any series or class of Preferred Stock, made in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that, if the holder is a financial institution or other “qualified institutional buyer” (as defined under Rule 144A of the Securities Act), its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. and dividends will accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

(i) Definitions.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term “control” means (a) the power to vote more than 10% of the securities or other equity interests of a Person having ordinary voting power (on a fully diluted basis), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Bank Holding Company Affiliates” has the meaning set forth in Section 5(b)(v) of this Article Four.

“Bankruptcy Action” has the meaning set forth in Article Section 3(e) of this Article Four.

“Change in Control” means the occurrence of one or more of the following events:

(a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Amended and Restated Certificate of Incorporation), other than to the Permitted Holders or their Related Parties;

(b) the approval by the holders of capital stock of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation (whether or not otherwise in compliance with the provisions of this Amended and Restated Certificate of Incorporation);

(c) any Person or Group (other than the Permitted Holders or their Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Corporation;

(d) the replacement of a majority of the Board of Directors of the Corporation over a two-year period from the directors who constituted the Board of Directors of the Corporation at the beginning of such period, and such replacement shall not have been approved by the Permitted Holders or a vote of at least a majority of the Board of the Directors of the Corporation still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(e) (1) prior to the date on which a Qualified IPO occurs, MDCP and its Affiliates shall cease to own on a fully diluted basis in the aggregate at least 51% of the economic and voting interest in the Corporation’s capital stock and (2) from and after the date on which a Qualified IPO occurs, (x) any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on August 4, 1999) shall own a greater percentage of the voting and/or economic interest in the Corporation’s capital stock than that owned by MDCP and its Affiliates or (y) occupation of a majority of seats (other than vacant seats) on the board of directors of the Corporation by Persons who were neither nominated by the board of directors of the Corporation immediately prior to the consummation of such Qualified IPO nor appointed by directors so nominated.

“Class B Common Stock” has the meaning set forth in Section 1 of this Article Four.

“Common Stock” has the meaning set forth in Section 1 of this Article Four.

“Conversion Ratio” shall have the meaning given such term in Section 3(m) of this Article Four.

“Converted Shares” has the meaning set forth in Section 5(b)(iii) of this Article Four.

“Converting Shares” has the meaning set forth in Section 5(b)(iii) of this Article Four.

“Corporation” has the meaning set forth in the Preamble hereof.

“Date of Issuance” has the meaning set forth in Section 3(a)(i) of this Article Four.

“Default” has the meaning set forth in Section 3(e) of this Article Four.

“Designated Officer” shall mean any of the following officers of the Corporation: chief executive officer, chief financial officer, chief operating officer, president, vice president of finance or treasurer.

“Dividend Reference Date” has the meaning set forth in Section 3(a)(ii) of this Article Four.

“Exchange Act” has the meaning set forth in Section 5(b)(v)(B) of this Article Four.

“Expiration Date” has the meaning set forth in Section 3(c)(iii) of this Article Four.

“Federal Reserve Board” has the meaning set forth in Section 5(b)(v) of this Article Four.

“IPO” means an underwritten initial public offering by the Corporation of its equity securities pursuant to a registration statement filed under the Securities Act of 1933, as amended.

“IPO Notice” shall have the meaning given such term in Section 3(m) of this Article Four.

“Junior PIK Dividends” has the meaning set forth in Section 3(a)(iv) of this Article Four.

“Junior Preferred Stock” has the meaning set forth in Section 1 of this Article Four.

“Junior Securities” means all shares of (i) Common Stock, (ii) Junior Preferred Stock or (iii) each other class or series of capital stock of the Corporation hereafter created which does not expressly rank pari passu or senior to the Senior Preferred Stock.

“Junior Share” has the meaning set forth in Section 3(a)(i) of this Article Four.

“Liquidation Value” of any Share as of any particular date will be equal to $1,000 per share (subject to adjustment for any combinations, consolidations, stock distributions or stock dividends with respect to the series of such Shares).

“MDCP” means Madison Dearborn Capital Partners III, LP. and its Affiliates.

“Permitted Holders” means Madison Dearborn Partners, LLC and its Affiliates and Ms. Ruth Fertel.

“Person” means an individual, a partnership, a corporation. limited liability company, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Qualified IPO” means a bona fide underwritten sale to the public of common stock of the Corporation pursuant to a registration statement (other than on Form S-8 or any other form relating to the securities issuable under any benefit plan of the Corporation or any of its Subsidiaries, as the case may be) that is declared effective by the SEC and such offering results in gross cash proceeds to the Corporation (exclusive of underwriter’s discounts and commissions and other expenses) of at least $20,000,000.

“Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or the applicable date specified herein in the case of any other redemption; provided, that no such date will be a Redemption Date unless the applicable

Liquidation Value (plus all accrued and unpaid dividends on such Share) is actually paid, and if not so paid, the Redemption Date will be the date on which such Liquidation Date (plus all accrued and unpaid dividends thereon) is fully paid.

“Regulation Y” has the meaning set forth in Section 5(b)(v) of this Article Four.

“Related Parties” means:

(a) any controlling stockholders, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder, or

(b) any trust, corporation, partnership or other equity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a).

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Scheduled Redemption Date” has the meaning set forth in Section 3(c)(i) of this Article Four.

“Securities Act” means the Securities Act of 1933, as amended, and any successor act or rule.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated September 17, 1999 by and between the Corporation and Wachovia, as amended from time to time in accordance with the terms thereof.

“Senior Loan Agreement” means the Credit Agreement dated March 11, 2005, by and among the Corporation, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended from time to time or refinanced or replaced in accordance with the terms hereof.

“Senior PIK Dividends” has the meaning set forth in Section 3(a)(iv) of this Article Four.

“Senior Preferred Stock” has the meaning set forth in Section 1 of this Article Four.

“Senior Share” has the meaning set forth in Section 3(a)(i) of this Article Four.

“Shares” has the meaning set forth in Section 3(a)(i) of this Article Four.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other similar ownership interest thereof is at the time owned or controlled directly or indirectly, by any person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited’ liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing director or general partner of such limited liability company, partnership, association or other business entity.

“Wachovia” means Wachovia Investors, Inc. (f/k/a First Union Investors, Inc.) and its Affiliates and their respective successors and assigns.

(j) Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of this Section 3 without the prior written consent of (a) the holders of the Senior Preferred Stock with a Liquidation Value representing at least 50% of the aggregate Liquidation Value of the Senior Preferred Stock then outstanding voting separately as a class, and (b) the holders of the Junior Preferred Stock with a Liquidation Value representing at least 50% of the aggregate Liquidation Value of the Junior Preferred Stock then outstanding voting separately as a class.

(k) Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation. at its principal executive offices and (ii) to any shareholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by such holder).

(l) Contractual Rights Not Limited. Nothing in this amendment or in the powers, preferences and rights of the Senior Preferred Stock set forth herein shall limit or abrogate any powers, preferences and rights granted to the holders of the Senior Preferred Stock pursuant to any contract of such holders with the Corporation, or with any other shareholders of the Corporation, including without limitation, the Securities Purchase Agreement.

(m) Conversion on IPO. If an IPO is to occur, the Corporation shall give written notice of such IPO (the “IPO Notice”), describing in reasonable detail the definitive terms and the proposed date of consummation thereof to each holder of the Junior Preferred Stock at least 10 days prior to such proposed date, and the Corporation may elect in the IPO Notice to require each outstanding share of Junior Preferred Stock (without any action on the part of the holder thereof) to be converted into a number of fully paid and nonassessable shares of Common Stock equal to (i) the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) as of the date of the consummation of the IPO divided by (ii) the selling price per share of the Common Stock to the public in the IPO (the “Conversion Ratio”). In addition, if the Corporation has not elected to require conversion of the Junior Preferred Stock in connection with the IPO, each holder of Junior Preferred Stock may elect to convert all of such holder’s shares of Junior Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Ratio by delivering written notice thereof to the Corporation within five days after delivery of the IPO Notice. All conversions of the Junior Preferred Stock into shares of

Common Stock under this paragraph shall be effected as of the consummation of the IPO. If any shares of Junior Preferred Stock have been converted in connection with the IPO promptly after the consummation of the IPO the holders of the shares so converted will deliver the certificates for such shares to the Corporation, and the Corporation will promptly issue to such holders certificates for the shares of Common Stock issued upon such conversion. Notwithstanding the foregoing, if any holder would be entitled to receive a fractional share upon the conversion of such holder’s Junior Preferred Stock hereunder, instead of receiving such fractional share, the Corporation will pay such holder the value of the fraction share at the IPO selling price in cash.

Section 4. Reclassification and Stock Split.

(a) Reclassification. Immediately upon the filing of this amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each outstanding share of Class A Common Stock of the Corporation shall, without any action by the holder thereof, be reclassified such that each outstanding share of Class A Common Stock shall convert into a share of Common Stock (before giving effect to the stock split described below). Prior to the effectiveness of the reclassification of the Class A Common Stock set forth above (the “Reclassification”), the Class A Common Stock shall continue to have the rights, preferences and limitations set forth in the Corporation’s Amended and Restated Certificate of Incorporation as in effect immediately prior to the filing of this Amended and Restated Certificate of Incorporation.

(b) Split of Common Stock. Immediately at the Effective Time and immediately following the Reclassification, each share of Common Stock then outstanding shall be, without further action by the Corporation or any of the holders thereof, changed and converted into a number of shares of Common Stock equal to that number determined by multiplying each outstanding share of Common Stock by 20.75281 (the “Stock Split Factor”). The par value of the Common Stock after such stock split shall be $.01 per share.

(c) Split of Class B Common Stock. Immediately upon the Effective Time, each share of Class B Common Stock outstanding at the Effective Time shall be, without further action by the Corporation or any of the holders thereof, changed and converted into a number of shares of Class B Common Stock equal to that number determined by multiplying each outstanding share of Class B Common Stock by the Stock Split Factor. The par value of the Class B Common Stock after such stock split shall be $.01 per share.

(d) No Fractional Shares. No fractional shares shall be issued in connection with the stock split. A holder of Common Stock or Class B Common Stock who immediately prior to the Effective Time owns a number of shares of Common Stock or Class B Common Stock which is not evenly divisible by the Stock Split Factor shall be issued cash in lieu of the fractional interest. All shares of Common Stock and Class B Common Stock (including fractions thereof) issuable upon the conversion of Common Stock or Class B Common Stock described above in paragraph (b) or (c) to a holder thereof shall be aggregated for purposes of determining whether the conversion would result in a holder of shares of Common Stock or Class B Common Stock holding a fractional share of Common Stock or Class B Common Stock.

(e) Certificates. The conversion of the Common Stock or Class B Common Stock into such new number of shares of Common Stock or Class B Common Stock will be deemed to occur at the Effective Time, regardless of if or when any certificates previously representing such shares of Common Stock or Class B Common Stock are physically surrendered to the Corporation in exchange for certificates representing such new number of shares of Common Stock or Class B Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Common Stock or Class B Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Common Stock or Class B Common Stock as determined in paragraphs (b) and (c), automatically represent from and after the Effective Time that number of shares of Common Stock or Class B Common Stock equal to the number of shares shown on the face of the certificate multiplied by the Stock Split Factor.

(f) Status of Shares of Common Stock. The Corporation shall not close its books against the transfer of the Common Stock or Class B Common Stock issued or issuable upon conversion pursuant to paragraph (b) or (c) above in any manner which interferes with the timely conversion of the Common Stock or Class B Common Stock. All shares of Common Stock and Class B Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock or Class B Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or Class B Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock or Class B Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion pursuant to paragraph (b) or (c) above.

Section 5. Common Stock and Class B Common Stock. Except with respect to voting rights, as otherwise provided in this Section 5 or as otherwise required by applicable law, all shares of Common Stock and Class B Common Stock, shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions, and Class B Common Stock shall be treated by the Corporation identically to Common Stock, as though the Common Stock and Class B Common Stock were of a single class.

(a) Voting Rights.

(i) Common Stock. Except as otherwise provided in this Section 5 or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s shareholders.

(ii) Class B Common Stock. Except as otherwise provided in this Section 5 or as otherwise required by applicable law, the holders of Class B Common Stock shall have no voting rights; provided, however, that the approval of the holders of a majority of the outstanding shares of Class B Common Stock shall be required for any merger or consolidation of the Corporation with or into an entity or entities, or any recapitalization or reorganization, if as a result of any of the foregoing, the shares of Class B Common Stock would receive or be exchanged for consideration different on a per share basis from the consideration received with respect to or in exchange for shares of Common Stock or would otherwise be treated differently from shares of Common Stock in connection with such transaction, except that shares of Class B Common Stock may, without such a separate Class B Common Stock vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for Common Stock so long as (i) such non-voting securities are convertible into such voting securities on the same terms as Class B Common Stock is convertible into Common Stock and (ii) all other consideration is equal on a per share basis.

(b) Conversion.

(i) Conversion of Class B Common Stock into Common Stock. Subject to and upon compliance with the provisions of this Section 5, any record holder of Class B Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of Class B Common Stock held by such record holder into the same number of shares of Common Stock.

(ii) Conversion Procedure. Each conversion of shares of Class B Common Stock into shares of Common Stock pursuant to this Section 5 shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the “Converting Shares”) at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Common Stock and Class B Common Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, and the number of shares of Common Stock into which the Converting Shares are to be converted (the “Converted Shares”). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include transactions for the delivery thereof. Promptly after such surrender and the receipt of such by written notice, the Corporation will issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease and the Person or Persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of the shares in accordance with this Section 5, such

Converted Shares shall be deemed to be fully authorized, validly issued, fully paid and non-assessable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or Class B Common Stock may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance). The issuance of certificates for shares of any class of Common Stock upon the conversion of Class B Common Stock as permitted by and pursuant to this Section 5 shall be made without charge to the holders for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. The Corporation shall not close its books against the transfer of shares of Class B Common Stock in any manner which would interfere with the timely conversion of any shares of Class B Common Stock. In the event of the conversion of less than all of the shares of Class B Common Stock evidenced by a single certificate, the Corporation shall execute and deliver to the holder thereof, without charge to such holder, a new certificate or new certificates evidencing the shares of Class B Common Stock not so converted.

(iii) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares and/or its treasury shares of Common Stock, such number of shares of Common Stock as are then issuable upon the conversion of all outstanding shares of Class B Common Stock which may, directly or indirectly, be converted into Common Stock.

(iv) Compliance with Regulation Y. Notwithstanding any right of the conversion of Class B Common Stock pursuant to this Section 5(b), except to the extent provided by Regulation Y, or any successor regulation (“Regulation Y”), promulgated under the Bank Holding Company Act of 1956, as amended, by the Board of Governors of the Federal Reserve System or any successor thereto (the “Federal Reserve Board”), no shares of Class B Common Stock originally issued by the Corporation to a Person subject to the provisions of Regulation Y shall be converted by the original holder thereof or any direct or indirect transferee thereof as shares of Common Stock, if, after giving effect to such conversion, such Person, its Bank Holding Company Affiliates (as hereinafter defined) and any direct or indirect transferee thereof would beneficially own more than 4.9% of the total issued and outstanding shares, interests, participations or other equivalents (however designated) of voting capital stock of the Corporation, unless such shares of Common Stock are being distributed, disposed of or sold in anyone of the following transactions:

(A) such shares of Common Stock are being sold in a public offering registered under the Securities Act of 1933, as amended, or a public sale pursuant to Rule 144 promulgated thereunder or any successor rule then in effect;

(B) such shares of Common Stock are being sold (including by virtue of a merger, consolidation or similar transaction involving the Corporation) to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if, after such sale, such Person or group of Persons in the aggregate would own or control securities of the Corporation which possess in the aggregate the ordinary voting power to elect a majority of the members of the Corporation’s Board of Directors;

(C) such shares of Common Stock are being sold to a Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, if, after such sale, such Person or group of Persons in the aggregate would own, control or have the right to acquire less than 2% of the outstanding securities of any class of voting securities of the Corporation;

(D) such shares are being sold to the Corporation pursuant to a put or call option, a right of first offer, co-sale right or otherwise; or

(E) such shares of Common Stock are being sold in any other manner designated by the holder to be permitted by the Federal Reserve Board.

As used herein, “Bank Holding Company Affiliates” means, with respect to any Person subject to the provisions of Regulation Y, (i) if such Person is a bank holding company, any company directly or indirectly controlled by such bank holding company, and (ii) otherwise, the bank holding company that controls such Person and any company (other than such Person) directly or indirectly controlled by such bank holding company.

(c) Dividends. Subject to Section 5(a) of this Article Four, as and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock and Class B Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

(d) Liquidation. Subject to Section 5(b) of this Article Four, the holders of the Common Stock or Class B Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock or Class B Common Stock in any liquidation, dissolution or winding up of the Corporation.

(e) Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock or Class B Common Stock. Upon the surrender at such place of any certificate representing shares of Common Stock or Class B Common Stock, the Corporation shall, at the request of the record holder of such certificate. execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such stock represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Common Stock or Class B Common Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

(f) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (provided, that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock or Class B Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate of like kind representing the number of shares of such stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(g) Notices. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any shareholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

(h) Amendment and Waiver. No amendment or waiver of any provision of this Section 5 shall be effective out the prior written consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class; provided that no amendment as to any terms or provision of, or for the benefit of, the Class B Common Stock that adversely affects the conversion rights, voting powers, or other rights or powers of the Class B Common Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of the Class B Common Stock, voting separately as a single class. For purposes of votes on amendments and waivers to this Section 5, each share of Common Stock shall be entitled to one vote.

ARTICLE FIVE

DURATION

The Corporation is to have perpetual existence.

ARTICLE SIX

BOARD OF DIRECTORS

Section 1. Number of Directors. The number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Section 2. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected and shall hold office only in this manner, except as provided in Section 3 of this Article Six. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 3. Newly-Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 4. Removal of Directors. Any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5. Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the bylaws of the Corporation shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66-2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE SEVEN

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 2. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a

“proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this Article Seven with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 of this Article Seven shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

Section 3. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under Section 2 of this Article Seven shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this Article Seven), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Seven is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this Article Seven), the right to indemnification or advances as granted by this Article Seven shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this Article Seven, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this Article Seven shall be the same procedure set forth in this Section 3 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

Section 5. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this Article Seven) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Seven in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article Seven shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7. Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article Seven shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of

Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 8. Merger or Consolidation. For purposes of this Article Seven, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Seven with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

Section 9. Savings Clause. If this Article Seven or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 2 of this Article Seven as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Seven to the full extent permitted by any applicable portion of this Article Seven that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE EIGHT

ACTION BY WRITTEN CONSENT/SPECIAL MEETINGS OF STOCKHOLDERS

If the Corporation’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the chairman of the Board of Directors.

ARTICLE NINE

CERTAIN TRANSACTIONS

Section 1. Certain Acknowledgments. In recognition and anticipation that, (i) the directors, officers, members, managers and/or employees of Madison Dearborn Capital Partners III, LP and Madison Dearborn Partners, LLC or affiliates and investment funds of such entities (collectively, “Madison Dearborn”) may serve as directors and/or officers of the Corporation, (ii) Madison Dearborn may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iii) non-employee directors of the Corporation may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly may engage, and (iv) the Corporation and its subsidiaries may engage in material business transactions with Madison Dearborn and that the Corporation is expected to benefit therefrom, the provisions of this Article Nine are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve either any non-employee director or Madison Dearborn and its directors, officers, members, managers and/or employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 2. Competition and Corporate Opportunities. Neither Madison Dearborn nor any non-employee director shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. In the event that Madison Dearborn or any non-employee director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for themselves and the Corporation or any of its subsidiaries, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity, and neither Madison Dearborn nor any non-employee director shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person.

Section 3. Allocation of Corporate Opportunities. In the event that a director of the Corporation who is not an employee of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries and such non-employee director, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such non-employee director solely in his or her capacity as a director of the Corporation.

Section 4. Agreements and Transactions with Madison Dearborn. In the event that Madison Dearborn enters into an agreement or transaction with the Corporation or any of its subsidiaries, a director or officer of the Corporation who is also a director, officer, member, manager and/or employee of Madison Dearborn shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

(a) The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the Corporation or subsidiary thereof and Madison Dearborn and the material terms and facts of the agreement or transaction, by (i) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons or entities with a material financial interest in the agreement or transaction (“Interested Persons”) or (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting of members who are not Interested Persons;

(b) The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

(c) The agreement or transaction was approved by an affirmative vote of a majority of the shares of the Corporation’s Common Stock entitled to vote, excluding Madison Dearborn and any Interested Person; provided that if no Common Stock is then outstanding a majority of the voting power of the Corporation’s capital stock entitled to vote, excluding Madison Dearborn and any Interested Person.

Section 5. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all shares of Common Stock then outstanding, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article Nine.

Section 6. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice or and to have consented to the provisions of this Article Nine.

ARTICLE TEN

AMENDMENT

Subject to Article Four hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock set forth in Articles Four or Nine or as required by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles Six, Seven, Eight and Ten of this Amended and Restated Certificate of Incorporation.

ARTICLE ELEVEN

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

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